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                                                                      EXHIBIT 11


                     COMPUTER NETWORK TECHNOLOGY CORPORATION

   Statement Re: Computation of Net Income (Loss) Per Basic and Diluted Share
                      (in thousands, except per share data)
                                   (Unaudited)


                                                                            Weighted Average          Per Share
                                                         Net Income         Shares Outstanding          Amount
                                                         ----------         ------------------          ------

Three Months Ended April 30, 2000:
    Basic                                                $    1,830                 23,935             $    .08
    Dilutive effect of employee stock purchase
    awards and options(1)                                         -                  2,423                 (.01)

                                                         ------------------------------------------------------
    Diluted                                              $    1,830                 26,358             $    .07
                                                         ======================================================

Three Months Ended March 31, 1999:
    Basic                                                $    2,697                 22,481             $    .12
    Dilutive effect of employee stock purchase
    awards and options(1)                                         -                  2,722                 (.01)
                                                         ------------------------------------------------------
    Diluted                                              $    2,697                 25,203             $    .11
                                                         ======================================================
One Month Ended January  31, 2000:
    Basic                                                $   (3,625)                23,813             $   (.15)
    Dilutive effect of employee stock purchase
    awards and options(1)                                         -                      -                    -
                                                         ------------------------------------------------------
    Diluted                                              $   (3,625)                23,813             $   (.15)
                                                         ======================================================


(1) Potential dilutive securities, consisting of outstanding stock options and shares issuable under the employee stock purchase plan, are included in the computation of diluted net income (loss) per share using the treasury stock method.




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